                                                                    Exhibit 12.1


                                 USX CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                      TOTAL ENTERPRISE BASIS - (Unaudited)
           ----------------------------------------------------------
                              (Dollars in Millions)

                                Six Months
                                  Ended           Year Ended December 31
                                 June 30     --------------------------------
                                1996   1995   1995   1994    1993   1992   1991
                                ----   ----   ----   ----    ----   ----   ----
Portion of rentals
  representing interest         $40     $40    $78    $85     $84    $87    $91
Capitalized interest              6       8     13     58     105     78     63
Other interest and fixed
  charges                       207     245    464    464     372    408    474
Pretax earnings which would
  be required to cover
  preferred stock dividend
  requirements of parent         18      25     46     49      44     14     15
                                ----   ----   ----   ----    ----   ----   ----
Combined fixed charges
  and preferred stock
  dividends (A)                $271    $318   $601   $656    $605   $587   $643
                                ====   ====   ====   ====    ====   ====   ====
Earnings-pretax income (loss)
  with applicable
  adjustments (B)              $853    $856   $902 $1,263    $280   $376   $(53)
                                ====   ====   ====   ====    ====   ====   ====

Ratio of (B) to (A)            3.15    2.69   1.50   1.92     (a)    (a)    (a)
                                ====   ====   ====   ====    ====   ====   ====

  (a) Earnings did not cover combined fixed charges and preferred stock dividends by $325 million for 1993, by $211 million for 1992 and by $696 million for 1991.

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